FS Energy & Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Committed Over $797 Million to New Investments during

October and November

Average yield of funded new income-producing investments tops 10%

PHILADELPHIA, PA, December 5, 2014 – FS Energy and Power Fund (FSEP) announced today that it committed over $797 million and funded over $382 million to new investments during October and November. FSEP is a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of private U.S. energy and power companies.

“While the recent decline in oil prices has created volatility in the energy credit markets, it has also presented us with opportunities to invest in quality companies at more attractive yields and on better terms than had previously been available this year,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP. “Our non-traded structure and continuous offering allow us to opportunistically invest during market dislocations, which history has shown can help generate higher returns for our investors over the long term.”

The weighted average yield of these funded investments prior to leverage (excluding non-income producing assets) was approximately 10.1%, as compared to FSEP’s gross portfolio yield prior to leverage (excluding non-income producing assets) of 8.9%, as of September 30, 2014. In addition, approximately 90% of FSEP’s new commitments were in core investment strategies, which FSEP defines as any investment that is a direct origination or opportunistic investment.

During this period, FSEP’s commitments were diversified across multiple energy sub-sectors and strategies:

New Investment Activity by Sub-Sector Classification	Commitments ($000)	Percentage
Upstream	$392,040	49%
Power	314,797	40%
Service & Equipment	90,876	11%
Total	$797,713	100%

New Investment Activity by Strategy	Commitments ($000)	Percentage
Direct Originations	$484,406	61%
Opportunistic	230,721	29%
Broadly Syndicated	82,586	10%
Total	$797,713	100%

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO Capital Partners LP (GSO). GSO, with approximately $70.2 billion in assets under management as of September 30, 2014, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients. Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. Franklin Square managed approximately $13.6 billion in assets as of September 30, 2014. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future performance or operations of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the U.S. Securities & Exchange Commission (SEC). FSEP undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For a description of FSEP’s investment categories, including directly originated and opportunistic investments, please see FSEP’s periodic reports filed with the SEC. Under certain circumstances, amounts committed by FSEP may not be fully invested. The weighted average yield of the investments funded during October and November is based on the cost of such investments and the gross portfolio yield of FSEP’s portfolio as of September 30, 2014 is based on the amortized cost of such investments.